Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of Eightco Holdings, Inc., of our report dated April 14, 2026, relating to the consolidated financial statements of Eightco Holdings Inc. as of December 31, 2025 and for the year ended December 31, 2025.

/s/ Stephano Slack LLC

Wayne, Pennsylvania

April 14, 2026